Exhibit 99.1

Minim Reports 27% Sequential Growth in First Quarter 2022 Revenue to $13.3 Million

#1 in Market Share Position for Cable Modems and Gateways on Amazon for Q1 2022

Manchester, NH (May 11, 2022) — Minim, Inc. (NASDAQ: MINM), the creator of intelligent WiFi software and Motorola home networking products under an exclusive global brand license, today reported first quarter financial results for the period ended March 31, 2022.

Q1 2022 Financial Highlights:

●	Net revenue of $13.3 million, up 27% quarter-over-quarter compared to $10.5 million in Q4 2021.
●	Total deferred revenue as of March 31, 2022 increased by 13% compared to Q4 2021.
●	Gross margin of 31.5% compared to 33.0% in Q4 2021.
●	Net loss of ($2.5) million compared to a net loss of ($3.2) million in Q4 2021.
●	Accounts payable declined to $8.2 million compared to $12.5 million at the end of the prior quarter.

Recent Business Highlights

●	Maintained #1 market share position in Amazon (~40%) in Q1 2022 and doubled its market share on Walmart.com (~8%) from the prior quarter for cable modems and gateways, according to a leading third-party e-commerce data provider.
●	On track to exceed its goal of 100,000 Minim Intelligent Networks by the end of the year and now expects to hit this milestone mid-year.
●	Joined forces with service providers D-VoiS and Link Net to expand broadband access and introduce high-performance WiFi to subscribers in India and Indonesia, respectively, and expand broadband access.
●	Appointed Mehul Patel as Chief Financial Officer. Patel comes with extensive financial leadership experience from Verifone, CommScope, and Motorola Mobility.

Gray Chynoweth, Chief Executive Officer of Minim, said, “We are encouraged by our first quarter results. As expected, revenue rebounded from the prior quarter on strong performance with key retailers across our product lines. Importantly, we are navigating inflationary and supply chain pressures through strategic allocation of working capital, including stringent inventory management and targeted R&D investment that will enable us to bring more intelligent products to market in 2022 and further drive our business transformation.”

Net revenue in the first quarter of 2022 was $13.3 million, up 27% quarter-over-quarter compared to $10.5 million in Q4 2021 and a decline of 11% compared to record peak-pandemic revenue of $15.0 million in the first quarter of 2021.

Net loss in the first quarter of 2022 was $2.5 million, or ($0.06) per basic and diluted share, compared to a net loss of $546,000, or ($0.02) per basic and diluted share in the first quarter of 2021. Sequentially, this compares to a net loss of $3.2 million, or ($0.07) per basic and diluted share, in the fourth quarter of 2021.

Non-GAAP Adjusted EBITDA in the first quarter of 2022 was ($1.7) million when adjusted for $0.6 million in stock-based compensation expense and $0.1 million of revenue bookings, a ($2.1) million year-over-year decrease compared to $380,000 in the first quarter of 2021. On a quarter-over-quarter basis, this represents a $1.4 million improvement compared to ($3.1) million in the fourth quarter of 2021.

At the end of Q1 2022, the company had $10.5 million of cash, cash equivalents and restricted cash compared to $13.1 million at the end of 2021. The company had $1.1 million in availability for borrowing under its $25.0 million credit facility at March 31, 2022.

Deferred revenue as of March 31, 2022 was $832,000 compared with $735,000 as of December 31, 2021.

Business Outlook

“While our industry has seen a return to pre-pandemic sales levels, we’re excited about the vast opportunity in our healthy, massive market,” said Nicole Zheng, President and CMO of Minim. “Consumers continue to demand advanced connectivity solutions, evidenced by WiFi 6 mesh adoption, which grew from 15% of purchases to 60% of purchases in 2021. Consumers will continue to upgrade their home networks to support the increasing broadband speeds available. They will expect solutions that can optimize and secure the expanding number of connected devices in the home, which grew from 13 to 16 devices per US broadband home just last year1. For these reasons, we are focused on delivering exceptional value to our customers with high-quality, intelligent products and have been rewarded with outsized growth in the market.”

Non-GAAP Financial Measure

In addition to financial measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release contains the non-GAAP financial measures Adjusted EBITDA, which we define as GAAP net income (loss) plus depreciation of fixed assets and amortization of intangible assets, other (expense) income, net, income tax provision, material one-time expenses and income, and stock-based compensation expenses, and Revenue Bookings, which we define as GAAP Revenue, which was $13.3 million for Q1 2022, plus the change in deferred revenue recorded within the financial reporting period being disclosed, which amounted to $0.1 million for Q1 2022.

We use these non-GAAP financial measures in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that these measures provide an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals.

Minim believes that these non-GAAP financial measures are also useful to investors and analysts in comparing its performance across reporting periods on a consistent basis. These supplemental financial measures exclude costs incurred and related to the merger with Cadence Connectivity, Inc. as the company deems these costs as one-time in nature.

1"Parks Associates: US Internet Households Have an Average of 16 ...." 27 Apr. 2022, https://www.prnewswire.com/news-releases/parks-associates-us-internet-households-have-an-average-of-16-connected-devices-301534180.html. Accessed 5 May. 2022.

These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These financial measures may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above and investors should not infer from our presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

Conference Call Details Date/Time:

Minim will host a conference call today, May 11, 2022, at 8:30 a.m. ET to discuss these results. To participate, please access the live webcast at https://ir.minim.co/, or by dialing (866) 393-7958 (US) or (706) 643-5255 (international) and referencing code 6197831.

A slide presentation will accompany management’s remarks and will be accessible five minutes prior to the start of the call via the following link: https://ir.minim.co. A recording of the call will also be made available afterwards through the investor information section of the company’s website.

About Minim

Minim, Inc. (NASDAQ: MINM) was born in 1977 as a networking company and now delivers intelligent software to protect and improve the WiFi connections we depend on to work, learn, and live. Minim’s cloud platform powers intuitive apps and a variety of routers, helping customers take control of their connected experience and privacy. Headquartered in Manchester, N.H., Minim holds the exclusive global license to design and manufacture consumer networking products under the Motorola brand. To learn more, visit https://www.minim.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

About Motorola Strategic Brand Partnerships

For over 90 years the Motorola brand has been known around the world for high quality, innovative and trusted products. Motorola’s Strategic Brand Partnership program seeks to leverage the power of this iconic brand by teaming with dynamic companies who offer unique, high-quality products that enrich consumers’ lives. Strategic brand partners work closely with Motorola engineers while developing and manufacturing their products, ensuring that their products meet the exacting safety, quality, and reliability standards that consumers have come to expect from Motorola. To learn more about Motorola strategic brand partnerships, follow us @ShopMotorola.

Forward-Looking Statements

This press release contains “forward-looking statements”, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to Minim’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: risks associated with Minim’s potential inability to realize intended benefits of the acquisition by merger of Zoom Connectivity, Inc.; the potential increase in tariffs on the company’s imports; the potential difficulties and supply interruptions from moving the manufacturing the company’s products in Vietnam; risks relating to global semiconductor shortages; potential changes in NAFTA; the potential need for additional funding which Minim may be unable to obtain; declining demand for certain of Minim’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Minim’s production and shipping; Minim’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Minim’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent related matters; risks from a material weakness in our internal control over financial reporting; the impact of the COVID-19 pandemic; risks associated with macroeconomic factors including supply chain issues, inflation, tightening of money markets and labor shortages; and other risks set forth in Minim’s filings with the Securities and Exchange Commission. Minim cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Minim expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Minim’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Media Contact:

Nicole Zheng, President & CMO

nicole@minim.com

Investor Relations Contact:

James Carbonara

james@haydenir.com

(646) 755-7412

— Tables Follow –

MINIM, INC.

Consolidated Balance Sheet

(Unaudited)

(in thousands, except share data)

	March 31, 2022	December 31, 2021
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$10,049	$12,570
Restricted cash	500	500
Accounts receivable, net	5,202	4,881
Inventories, net	29,957	32,503
Prepaid expenses and other current assets	642	588
Total current assets	46,350	51,042

Equipment, net	806	763
Operating lease right-of-use assets	196	242
Goodwill	59	59
Intangible assets, net	232	262
Other assets	645	545
Total assets	$48,288	$52,913

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Bank credit line	$7,072	$5,065
Accounts payable	8,208	12,458
Current maturities of long-term debt	8	34
Current maturities of operating lease liabilities	124	143
Accrued expenses	4,750	5,280
Deferred revenue, current	404	292
Total current liabilities	$20,566	$23,272

Operating lease liabilities, less current maturities	72	99
Deferred revenue, noncurrent	428	444
Total liabilities	$21,066	$23,815

Stockholders’ equity
Common stock: Authorized: 60,000,000 shares at $0.01 par value; issued and outstanding: 46,065,817 shares at March 31, 2022 and 45,885,043 shares at December 31, 2021, respectively	461	459
Additional paid in capital	89,972	89,313
Accumulated deficit	(63,212)	(60,674)
Total stockholders’ equity	27,222	29,098
Total liabilities and stockholders’ equity	$48,288	$52,913

MINIM, INC.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share data)

	Three Months Ended March 31,
	2022	2021

Net sales	$13,299	$15,018
Cost of sales	9,108	9,914
Gross profit	4,191	5,104

Operating expenses:
Selling and marketing	3,652	3,174
General and administrative	1,451	1,077
Research and development	1,543	1,389
Total operating expenses	6,646	5,640

Operating income (loss)	(2,455)	(536)

Other income (expense):
Interest income (expense), net	(78)	(28)
Other, net	–	20
Total other income (expense)	(78)	(8)

Income (loss) before income taxes	(2,533)	(544)

Income taxes	6	2

Net loss	$(2,539)	$(546)

Net income (loss) per share:
Basic and diluted	$(0.06)	$(0.02)

Weighted average common and common equivalent shares:
Basic and diluted	46,003	35,254

MINIM, INC.

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

(in thousands, except share data)

	Three Months Ended March 31,
	2022	2021

GAAP net loss to Non-GAAP Adjusted EBITDA reconciliation:
GAAP-based net income (loss)	$(2,539)	$(546)
Add: Other income and taxes	84	10
Add: Depreciation and Amortization	131	167
GAAP-based EBITDA	(2,324)	(369)
Adjustments to GAAP-based EBITDA:
Add: GAAP sales net to revenue bookings	97	228
Add: Merger deal costs	––	116
Add: Stock-based compensation expense	563	405
Total adjustments	660	749
Non-GAAP-based Adjusted EBITDA	$(1,664)	$380